Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

CDI Corp.:

We consent to the incorporation by reference in the registration statement (No. 333-112088) on Form S-8 and the Registration Statement (No.333-112752) on Form S-3 of CDI Corp. of our reports dated March 30, 2005, with respect to the consolidated balance sheets of CDI Corp. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of earnings, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2004, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004 annual report on Form 10-K of CDI Corp.

Our report on the consolidated financial statements refers to the Company’s restatement of its consolidated balance sheet as of December 31, 2003, and its consolidated statements of earnings, cash flows, and shareholders’ equity for the year ended December 31, 2003.

Our adverse report on the effectiveness of internal control over financial reporting as of December 31, 2004 contains an explanatory paragraph that states that management has identified a material weakness in the Company’s internal control over financial reporting relating to account analysis practices and procedures employed by the Company in the period-end financial reporting process.

/s/    KPMG LLP

Philadelphia, Pennsylvania

March 30, 2005